Contact:
Craig E. Eisenacher
Bristol West Holdings, Inc.
Phone:  (954) 316-5192



     BRISTOL WEST APPOINTS CRAIG E. EISENACHER AS CHIEF FINANCIAL OFFICER


DAVIE, Fla., May 27, 2004 - Bristol West Holdings, Inc. (NYSE: BRW) today announced that Craig E. Eisenacher, 56, has been appointed Senior Vice President - Chief Financial Officer of the Company, effective June 1, 2004.
Mr. Eisenacher has been the Company's Senior Vice President - Corporate Finance since December 2003 and he will retain those responsibilities. He will replace Randy D. Sutton, who resigned as Chief Financial Officer.

James R. Fisher, Chairman and CEO, said, "Craig Eisenacher brings a wealth of experience to the position of Chief Financial Officer, and he is well-suited to lead Bristol West in its next phase of growth as a public company. We have assembled a very skilled and experienced financial staff over the years, and with Craig's leadership, the Finance Department will remain in very capable hands."

Mr. Eisenacher was the Chief Financial Officer of Prudential Re-Insurance Company from 1989-1993. He also has held senior management positions in the finance area with several other insurance and reinsurance companies, including General Reinsurance Corp., CIGNA Property and Casualty Group, and American Re-Insurance Company. Most recently he was a managing director of Century Capital management, Inc., a private investment firm specializing in financial and insurance services.

Mr. Fisher continued, "Randy Sutton has been an integral part of Bristol West since he joined the Company in 1995. He played a significant role in both the 1998 management buyout, working with Kohlberg Kravis Roberts & Co., and in the Company's recent initial public offering. We are pleased that Randy has agreed to consult with the Company over the next year to help with a smooth transition."

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 18 states. Bristol West is traded on the New York Stock Exchange under the symbol BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to the risk factors described in our final prospectus dated February 11, 2004 and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the Company. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.